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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                               Inktomi Corporation
                               -------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    457277101
                                    ---------
                                 (CUSIP Number)


                                December 31, 1999
     -------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)

                                / / Rule 13d-1(c)

                                /X/ Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.

CUSIP No. 457277101               SCHEDULE 13G              Page 2 of 4 Pages

===============================================================================

          NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

  1       Paul Gauthier

-------------------------------------------------------------------------------

  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                       (b)  [x]
-------------------------------------------------------------------------------

  3       SEC USE ONLY

-------------------------------------------------------------------------------

          CITIZENSHIP OR PLACE OF ORGANIZATION

  4       Canada

===============================================================================

       NUMBER OF            5    SOLE VOTING POWER           6,671,174
        SHARES
     BENEFICIALLY     ---------------------------------------------------------
       OWNED BY
         EACH               6    SHARED VOTING POWER         -0-
       REPORTING
     PERSON WITH:     ---------------------------------------------------------

                            7    SOLE DISPOSITIVE POWER      6,671,174

                      ---------------------------------------------------------

                            8    SHARED DISPOSITIVE POWER    -0-

===============================================================================

  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                6,671,174
-------------------------------------------------------------------------------

 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9                    [  ]
            EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.1%
-------------------------------------------------------------------------------

 12         TYPE OF REPORTING PERSON*

            IN

===============================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 457277101               SCHEDULE 13G              Page 3 of 4 Pages


ITEM 1(a)    NAME OF ISSUER:     Inktomi Corporation

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             4100 East Third Avenue, Foster City, CA 94404

ITEM 2(a) NAME OF PERSON FILING: The information contained in Item (1) of the cover page hereof (page 2) is incorporated herein by this reference.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             4100 East Third Avenue, Foster City, CA 94404

ITEM 2(c)    CITIZENSHIP:    Canadian

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:   Common Stock, $0.001 par value per
             share

ITEM 2(e)    CUSIP NUMBER:   457277101

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
             240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:   N/A

             (a)  / /        Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o);

             (b)  / /        Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c);

             (c)  / /        Insurance company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c);

             (d)  / /        Investment company registered under section 8 of
                             the Investment Company Act of 1940
                             (15 U.S.C. 80a-8);

             (e)  / /        An investment adviser in accordance with
                             Section 240.13d-1(b)(1)(ii)(E);

             (f)  / /        An employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  / /        A parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  / /        A savings association as defined in Section 3(b)
                             of the Federal Deposit Insurance Act
                             (12 U.S.C. 1813);

             (i)  / /        A church plan is excluded from the definition of an
                             investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

CUSIP No. 457277101               SCHEDULE 13G              Page 4 of 4 Pages


             (j)  / /        Group, in accordance with Section
                             240.13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP. The information contained in Items (5), (6), (7), (8),
             (9) and (11) of the cover page hereof (page 2) is incorporated herein by this reference.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.    N/A


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.   N/A


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.    N/A


ITEM 10.     CERTIFICATION.    N/A

                                  SIGNATURE(S)

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    JANUARY 25, 2000
                                    -------------------------------
                                    Date

                                    /s/ Paul Gauthier
                                    -------------------------------
                                    Signature

                                    Paul Gauthier
                                    -------------------------------
                                    Name/Title